Exhibit 10.10

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SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into effective as of the First day of May, 2019 (the “Effective Date”) by and between ELEVATEBIO MANAGEMENT, INC., a Delaware corporation, (“Sublandlord”) and ALLOVIR, INC., a Delaware corporation (“Subtenant”, and Sublandlord and Subtenant may sometimes hereinafter be collectively referred to as the “Parties”).

RECITALS

A.    MIT 139 MAIN STREET LEASHOLD LLC, a Massachusetts limited liability company (“Prime Landlord”) and Sublandlord are parties to that certain Indenture of Lease Agreement dated December 17, 2018 (the “Prime Lease”). A copy of the Prime Lease is attached hereto as Exhibit A.

B.    Pursuant to the terms of the Prime Lease, Sublandlord leases a total of 5,758 rentable square feet of space (the “Leased Premises”) in the building located at 139 Main Street, Cambridge, Massachusetts (the “Building”).

C.    Sublandlord desires to sublease to Subtenant a portion of the Leased Premises, consisting of approximately 50% of the Leased Premises or 2,879 total rentable square feet of space on the fifth (5th) floor of the Building, as more particularly shown on the floor plans attached hereto as Exhibit B (the “Sublease Premises”), and Subtenant desires to sublease the Sublease Premises from Sublandlord, upon the terms and subject to the conditions set forth in this Sublease.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Recitals. Subtenant and Sublandlord acknowledge the above Recitals are true and correct, and the same are incorporated by reference into the body of this Sublease.

2.    Master Lease. Subtenant and Sublandlord acknowledge that the Prime Lease is a sublease under that certain Master Lease Agreement dated as of September 29, 2017 (as the same may be amended from time to time) by and between MIT 139 MAIN STREET FEE OWNER, LLC (“MIT”) and Prime Landlord. Sublandlord represents to Subtenant that it is permitted, without the consent of MIT, to enter into this Sublease with Subtenant and that neither the entering into of this Sublease, nor any of its terms, conditions or provisions of this Sublease violate the Master Lease Agreement between MIT and Prime Landlord.

3.    Sublease Premises and Parking. Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, a portion of the Leased Premises demised under the Prime Lease, which the Parties stipulate to contain 5,758 rentable square feet of space on the fifth (5th) floor of the Building. In addition to the subleasing of the Sublease Premises, Subtenant shall be permitted to use, and shall pay for the use of the Parking Pass for the Parking Area, as defined in the Prime Lease, subject to and in accordance with the provisions of Section 1.4(b) of the Prime Lease.

4.    Term and Termination. The Sublease shall commence on May 1, 2019 (the “Sublease Term Commencement Date”), and continue on a month-to-month basis until terminated by either the Sublandlord or Subtenant. Sublandlord or Subtenant may terminate this Sublease without penalty for any reason upon forty-five (45) days prior written notice to the other party.

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5.     Sublease Rent.

(a)     Sublease Base Rent.

(i)     Commencing on May 1, 2019 (the “Rent Commencement Date”) the Subtenant will pay to the Sublandlord Sublease Base Rent of $20,392.92 per month.

(ii)     Each monthly installment of Sublease Base Rent shall be payable in advance on the first day of each calendar month throughout the Term without notice or demand, and unless provided herein, without set-off, deduction or abatement.

(b)     Additional Rent Due to Prime Landlord. Commencing as of the Sublease Term Commencement Date, as additional rent under this Sublease, Subtenant shall pay additional charges due and owing under this Sublease to Sublandlord, which additional charges shall include, without limitation, those costs deemed “additional rent,” including Subtenant’s Share of all electricity, water, gas and any other utilities consumed in the Leased Premises, Subtenant’s Share of Sublandlord’s Share of Operating Costs, Subtenant’s Share of Sublandlord’s Tax Share of Taxes, and other costs charged by the Prime Landlord to the Sublandlord under the Prime Lease and allocable to the Sublease Premises and charges for parking spaces assigned to Subtenant as charged to the Sublandlord by the Prime Landlord.

For purposes hereof Subtenant’s Share shall be deemed a fraction calculated monthly, the numerator of which equals the total number of square feet then occupied by the Subtenant and the denominator being the total number of square feet in the Leased Premises (50% at Rent Commencement Date).

(c)     Additional Rent Due to Sublandlord. Commencing on the Rent Commencement Date, Subtenant shall pay the proportionate share of expenses incurred by Sublandlord with respect to the Sublease Premises, including, without limitation, (i) costs and expenses due from Subtenant and accruing to Sublandlord under this Sublease, to include, interest accruals on past-due Rent payments, costs of collection under this Sublease, and related expenses, if any, accruing to Sublandlord in enforcing its rights under this Sublease; and (ii) depreciation and other reasonably incurred operating costs incurred by Sublandlord solely with respect to the Sublease Premises. Sublandlord is to make advance, good faith, non-binding estimates of such costs no less than each calendar quarter.

(d)     Late Fees; Returned Check Charges; and Certain Rights Upon Successive Payment Defaults. In addition to any other remedy set forth in this Sublease, at law, in equity, or accruing under the Prime Lease, if payment of Rent is not made by the fifth business day following the date on which such amount is due and payable, Subtenant shall pay to Sublandlord a late charge equal to the greater of (i) Two Hundred Fifty Dollars ($250.00), or (ii) five percent (5%) of such overdue payment. In the event any check of Subtenant is returned to Sublandlord for non-payment, Sublandlord shall assess an administrative charge equal to the amount as shall be customarily charged by the Sublandlord’s bank at the time on each check so returned. Subtenant shall pay any late fee or returned check administrative charge on the first day of the month following the month in which such fee or charge was incurred. Upon incurrence, such fee or charge shall be deemed “additional rent”.

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(e)     Rent; Defined. For the purposes of this Sublease, Base Rent and additional rent, and the payment of any other monies payable by Subtenant under this Sublease may sometimes hereinafter be collectively referred to as “Rent”. Estimated payments for additional rents will be payable in advance at the beginning of each month along with Base Rent, and will be subject to period adjustment based o n actual expenses as necessary.

(f)     Direct Payment to Sublandlord. Subtenant shall make all Rent payments directly to Sublandlord, at such address as Sublandlord shall indicate from time to time by written notice to Subtenant.

6.     Tenant Improvements.

(a)     Subtenant acknowledges that Subtenant has inspected the Sublease Premises and is accepting it in its as-is condition. Sublandlord is not obligated to make any improvements to the Sublease Premises.

(b)     Any and all improvements, alterations, decorations, installations, removals or additions (“Alterations”) to be made in or to the Sublease Premises shall be made in accordance with the terms of the Prime Lease, and to the extent required therein shall require Prime Landlord’s consent, in addition to requiring the consent of Sublandlord.

(c)     Subtenant hereby releases and will indemnify, protect, defend (with counsel reasonably acceptable to Sublandlord), and hold harmless Sublandlord, Prime Landlord, and their respective agents and employees from and against any and all claims, damages, causes of action, liabilities, or expenses in any manner relating to or arising out of any work performed, materials furnished, or obligations incurred by or for Subtenant or any person or entity claiming by, through, or under Subtenant, in connection with any Alterations made by or on behalf of Subtenant.

7.     Repairs and Maintenance. Subtenant shall, at its sole cost and expense, comply with those provisions of the Prime Lease pertaining to maintenance of the Sublease Premises.

8.     Insurance.

(a)     General Public Liability And Property Damage Coverage Required. Throughout the Term, Subtenant shall carry and maintain commercial general liability and property damage insurance in the coverage types and amounts as required under the Prime Lease. Such policies shall be underwritten by such insurance companies as are satisfactory to Prime Landlord and Sublandlord. All such policies shall be issued by companies licensed to do business in the state in which the Sublease Premises is located. Each insurance policy maintained by Subtenant shall insure Subtenant, as principal insured, and provide Sublandlord and Prime Landlord with coverage as additional insureds, in connection with any liability arising out of events occurring on or about the Sublease Premises or with respect to the use and occupancy thereof. Each policy required hereunder shall contain a provision requiring each insurer to provide Sublandlord and Prime Landlord with thirty (30) days written notice prior to canceling or terminating such policy for any reason, including expiration of the coverage period. Upon execution of this Sublease, Subtenant shall deposit a certificate evidencing such insurance coverages in the care of Sublandlord.

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(b)     All-Risk Property Insurance Coverage Required. Throughout the Term, Subtenant shall maintain all-risk property insurance for the full replacement value of Subtenant’s inventory, personal property, equipment, trade fixtures, and other personal property, including items that would be “Tenant-Insured Improvements” and “Tenant’s Property,” located in the Sublease Premises.

(c)     Obligation of Subtenant; Premium Payment. Subtenant shall procure and pay for renewals of its insurance from time to time prior to the expiration thereof. Subtenant shall additionally deliver to Sublandlord any renewal policy or certificate at least thirty (30) days prior to the expiration of any existing policy.

9.     Damage, Destruction or Condemnation of the Sublease Premises. In the event of damage or destruction of the Sublease Premises or the taking of all or any part thereof under the power of eminent domain, this Sublease shall terminate if the Prime Lease is terminated as a result thereof. In the event of any such occurrence, Rent payable hereunder shall abate only as long as and to the extent the rent due from Sublandlord to Prime Landlord under the Prime Lease with respect to the Sublease Premises abates as a result thereof. Subtenant shall possess no claim against Sublandlord or Prime Landlord arising out of or related to any such damage or taking, or for any portion of the amount that may be awarded as a result; provided, however, Subtenant may assert any claim it may have against the condemning authority for compensation associated with the loss of any property of Subtenant in connection with such action and for any relocation expenses compensable by statute, provided such awards are in addition to, and stated separately from, any award made in connection with the Building and the Leased Premises. In no event shall Sublandlord or Prime Landlord be liable to Subtenant for any damages related to (a) business interruption or diminution in use of the Sublease Premises, or (b) the value of any unexpired portion of the Term.

10.     Risk of Loss. All personal property of Subtenant and its employees, agents, contractors, or invitees in or about the Sublease Premises, or elsewhere on or about the Premises, shall be kept and stored at Subtenant’s sole risk. Subtenant shall hold Sublandlord harmless from any claims arising out of damage to, or loss of, the same, resulting from, but not limited to (i) any act (including theft) or omission, (ii) roof leaks, (iii) burst, ruptured, leaking, or overflowing pipes, heating or plumbing fixtures, (iv) fire or other casualty, (v) malfunction of electrical wires or fixtures, or (vi) failure of HVAC systems. Sublandlord shall not be liable for any interruption of or loss to Subtenant’s business arising from any of the above-described occurrences, or any indirect or consequential damages sustained by Subtenant arising out of the loss of or damage to any such property.

11.     Representations And Warranties Of Sublandlord. As a material inducement to Subtenant to enter into this Sublease and consummate the transactions contemplated by this Sublease, Sublandlord represents and warrants to Subtenant, as follows:

(a)     AS-IS Basis. Sublandlord makes no representation or warranty as to the Leased Premises or the Sublease Premises, including, without limitation, any representation or warranty with respect to fitness for particular use; condition of the Leased Premises or Sublease Premises, applicable zoning restrictions imposed upon the Leased Premises; or otherwise. The Sublease Premises is demised to Subtenant on an “AS IS” basis.

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(b)     Authority. Sublandlord is a corporation duly incorporated, validly existing, and in good standing and has all requisite power and authority to enter into this Sublease. The execution and delivery of this Sublease and the consummation of the transactions contemplated by this Sublease are duly authorized by all necessary corporate action of Sublandlord.

(c)     No Default. Sublandlord is not in default under the Prime Lease, or, to its knowledge, any other instrument upon which its performance hereunder is or might be conditioned.

12.     Representations And Warranties Of Subtenant. As a material inducement to Sublandlord to enter into this Sublease and consummate the transactions contemplated by this Sublease, Subtenant represents and warrants to Sublandlord, as follows:

(a)     Sublease Premises; Inspection Thereof. Subtenant has been afforded the opportunity to undertake a full and complete investigation, examination, and inspection of the Sublease Premises. Subtenant has determined the Sublease Premises is suitable for Subtenant’s intended use, and Subtenant shall bear full responsibility and liability for any special requirements in connection with Subtenant’s use of the Sublease Premises.

(b)     Acceptance of the Sublease Premises. Subtenant accepts the Sublease Premises on an “AS IS” basis, without benefit of any representation or warranty of any kind by Sublandlord.

(c)     Authority. Subtenant is a corporation duly formed, validly existing, and in good standing, and has all requisite power and authority to enter into this Sublease. The execution and delivery of this Sublease and the consummation of the transactions contemplated by this Sublease are duly authorized by all necessary actions of Subtenant, and upon execution by Subtenant, shall evidence an enforceable obligation of Subtenant.

13.     Covenants of Sublandlord.

(a)     Duty of Sublandlord; Prime Landlord Obligations. Sublandlord shall cause Prime Landlord to observe or perform any obligations of Prime Landlord under the Prime Lease. In the event Subtenant discovers an existing event of default or non-performance by Prime Landlord, and Subtenant notifies Sublandlord of such default or non-performance, Sublandlord shall promptly notify Prime Landlord of such event of default or non-performance under the Prime Lease and use diligent and commercial reasonable efforts to cause Prime Landlord to perform its obligations under the Prime Lease.

(b)     Timely Payment. Sublandlord shall remit all payments required to be made to Prime Landlord under the Prime Lease as and when due, in order to maintain the Prime Lease in full force and effect.

(c)     Continued Efficacy of the Prime Lease. Sublandlord shall maintain the Prime Lease as it relates to the Sublease Premises during the entire term of this Sublease, subject, however, to any early termination of the Prime Lease, without the fault of Sublandlord.

14.     Covenants of Subtenant.

(a)     Inurement of Certain Prime Lease Provisions. Except as amended or modified by this Sublease, all rights, obligations, and duties of Tenant under the Prime Lease shall inure to

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Subtenant , as applicable to the Sublease Premises. Subtenant shall assume and perform all of the duties, covenants, agreements, and obligations of Sublandlord, in its capacity as Tenant under the Prime Lease, as and when required by the Prime Lease, as applicable to the Sublease Premises.

(b)     Obligations of Prime Landlord. Subtenant shall look solely to Prime Landlord for the performance of Prime Landlord’s obligations under the Prime Lease. Subtenant shall possess no claim against Sublandlord by reason of any default upon the part of the Prime Landlord.

(c)     Use of the Sublease Premises. Subtenant shall use and occupy the Sublease Premises in accordance with the terms of the Prime Lease.

(d)     Compliance with Laws. Throughout the Term and at the sole expense of Subtenant, Subtenant shall comply with all current and future laws, ordinances, orders, rules, regulations, and requirements of all federal, state and municipal governments, any instrumentality thereof, and the regulations of the board of fire underwriters having jurisdiction over the Sublease Premises (collectively, “Applicable Laws”), to the extent Applicable Laws require compliance within the Sublease Premises.

15.     Prime Lease Interpretation. Each right, obligation and duty accruing to the tenant under the Prime Lease shall accrue to Subtenant under this Sublease with respect to the Sublease Premises, and, subject to the provisions of this Sublease, each right, obligation, and duty accruing to the landlord under the Prime Lease shall accrue to Sublandlord under this Sublease with respect to the Sublease Premises. In the event of any conflict or inconsistency between the terms and provisions of this Sublease and the terms and provisions of the Prime Lease, the terms and provisions of this Sublease, with respect to such conflict or inconsistency, shall govern and be binding for all such purposes. Defined terms not otherwise defined in this Sublease shall bear the meanings ascribed to such terms in the Prime Lease.

16.     Subordination to Prime Lease. This Sublease is and shall be subject and subordinate to the terms and provisions of the Prime Lease from time to time. Sublandlord and Subtenant each acknowledge and agree that a copy of the Prime Lease has been delivered to and examined by Subtenant. The terms, covenants, and conditions set forth in the Prime Lease are incorporated herein by reference, except to the extent they are inapplicable or modified by the provisions of this Sublease. By executing this Sublease, Subtenant is entitled to no greater rights in the Sublease Premises than accrue to Sublandlord under the Prime Lease. Nothing contained in this Sublease shall be construed to create privity of estate or contract by and between Subtenant and Prime Landlord.

17.     Indemnification.

(a)     Indemnification by Subtenant. Except to the extent caused by the negligence or willful misconduct of Sublandlord, Subtenant shall indemnify, defend, and hold Sublandlord, and its employees and agents harmless from and against, any liability, damage, cost, or expense of any kind or nature, including court costs and reasonable attorneys’ fees, resulting from any failure by Subtenant to perform, keep, or obey the terms of this Sublease and the requirements of the Prime Lease with respect to the Sublease Premises. The obligation to indemnify hereunder shall operate whether or not Subtenant has placed and maintained the insurance specified by this Sublease and whether or not proceeds from such insurance are actually collectible; provided, however, the indemnifying party shall be relieved of its obligations of indemnity hereunder pro tanto of the amount of proceeds actually recovered by the

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indemnified party under such insurance. Subtenant shall additionally indemnify and hold Sublandlord harmless, with respect to the Sublease Premises, to the same extent Sublandlord is required to indemnify and hold Prime Landlord harmless under the Prime Lease.

(b)     Indemnification by Sublandlord. Except to the extent any liability, damage, cost, or expense results directly from the negligence or willful misconduct of Subtenant or its employees, agents or contractors, Sublandlord shall indemnify, defend, and hold Subtenant, and its employees and agents, harmless from and against any liability, damage, cost, or expense of any kind or nature, including court costs and reasonable attorneys’ fees, which Subtenant may incur by reason of the negligence or willful misconduct on the part of Sublandlord, its employees, and agents, or by reason of the failure by Sublandlord to perform or obey the terms of this Sublease. Notwithstanding the foregoing, except for the negligence or willful misconduct of Sublandlord, its employees and agents as provided above, Sublandlord shall not be liable to Subtenant for any loss suffered by Subtenant under any circumstance, including, but not limited to circumstances arising in connection with (i) the negligence of Prime Landlord, its agents, servants, invitees, contractors, or subcontractors; (ii) defects, errors, or omissions in the construction or design of the Sublease Premises or the Premises, including the structural and nonstructural portions thereof; (iii) the loss of or injury to Subtenant, Subtenant’s property, or any item or action for which Subtenant is legally liable, from any cause whatsoever, including, but not limited to, theft or burglary; or (iv) any inspection, repair, alteration, addition, or the failure thereof undertaken or failed to be undertaken by Prime Landlord.

18.     Sublease and Assignment. Subtenant shall not assign this Sublease or further sublease all or any portion of the Sublease Premises without the prior written consent of Sublandlord (which consent shall not be unreasonably withheld, conditioned, or delayed) and Prime Landlord, as provided in the Prime Lease. Subtenant shall not pledge its interest hereunder, allow liens to be placed on such interest, or suffer this Sublease or any portion thereof to be attached or taken upon execution. If consent is once given by Sublandlord to the assignment of this Sublease or the further sublease of the Sublease Premises or any interest therein, Sublandlord shall not be barred from subsequently refusing to consent to any further assignment or sublease, in its commercially reasonable discretion. Any attempt to sell, assign, or sublet without the consent of Sublandlord and Prime Landlord shall be deemed a default by Subtenant. This Sublease shall not be assigned by operation of law. A transfer of the controlling stock in Subtenant or a change in the entity structure of Subtenant shall be deemed an assignment of this Sublease, requiring the prior written consent of Sublandlord. In connection with any assignment occurring pursuant to the foregoing sentence, Sublandlord shall provide or deny such consent within ten (10) business days of receipt of any such request to assign provided to Sublandlord by Subtenant, pursuant to this Sublease. Subtenant shall reimburse Sublandlord for all reasonable costs, including reasonable attorney’s fees, incurred by Sublandlord in connection with the review, approval, and preparation of documentation related to any requested assignment, sublease, or transfer by Subtenant.

19.     Notices. All notices and other communications to be given under this Sublease shall be in writing and shall be deemed given (a) on the date of service, if served personally on the party to whom notice is to be given, (b) on the date of receipt, if delivered by telecopy or nationally recognized overnight

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courier, or (c) on the third business day after deposit in the U.S. mail, if mailed to the party to whom notice is to be given by first class mail, postage prepaid and properly addressed as follows:

If to Sublandlord:	ElevateBio Management, Inc.
139 Main Street, Suite 500
Cambridge, Massachusetts 02142
Attn: Bhkati Bhargava

With a copy to:	Not applicable

If to Subtenant:	Allovir, Inc.
139 Main Street, Suite 500
Cambridge, Massachusetts 02142
Attn: Brett Hagen

With a copy to:	Not applicable

20.    Effect of Prime Lease Termination. This Sublease is dependent and conditioned upon the continued existence of the Prime Lease. This Sublease shall automatically terminate upon the termination, cancellation, or expiration of the Prime Lease.

21.    No Waiver. No provision of this Sublease shall be deemed to have been waived unless such waiver is evidenced by a writing signed by the Party charged with such waiver. A waiver by Sublandlord of any default, breach, or failure of Subtenant under this Sublease shall not be construed as a waiver of any subsequent or different default, breach, or failure.

22.    Holding Over. If Subtenant or anyone claiming under or through Subtenant holds over following the expiration or earlier termination of the Term without the express written consent of Sublandlord, Subtenant shall become a tenant at sufferance only, at a rate equal to the greater of (a) 150% times the Base Rent then in effect pursuant to this Sublease; or (b) the rental rate per square foot in effect under the Prime Lease upon the date of such expiration. Subtenant shall additionally pay any amount payable as a result of such holdover, including any holdover cost or penalty assessed by Prime Landlord in connection with the Premises. Acceptance by Sublandlord of Rent after such termination shall not constitute a consent to a holdover hereunder or result in a renewal of this Sublease. The foregoing provisions of this paragraph are in addition to and do not affect Sublandlord’s right of reentry or any other right of Sublandlord hereunder or at law.

23.    Successors and Assigns. All of the terms, covenants, provisions, and conditions of this Sublease shall be binding upon and inure to the benefit of the successors and assigns of each of Sublandlord and Subtenant.

24.    No Joint Venture. This Sublease does not and shall not create the relationship of principal and agent, partnership, joint venture, or any other association between Sublandlord and Subtenant, except that of Sublandlord and Subtenant.

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25.    Brokerage. Sublandlord and Subtenant each represent that it is not represented by any broker or real estate agent in connection with the transaction contemplated by this Sublease. Each of Sublandlord and Subtenant shall indemnify and hold the other harmless from any breach by it of this representation.

26.    Severability. In the event any part of this Sublease is held to be unenforceable or invalid, for any reason, the balance of this Sublease shall not be affected and shall remain in full force and effect during the term of this Sublease.

27.    Memorandum of Record. Neither this Sublease, nor any memorandum hereof, shall be recorded.

28.    Choice of Law. This Sublease and all transactions contemplated by this Sublease shall be governed by, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.

29.    Certain Statutory Rights, Waiver of Jury Trial, and Right to Counterclaim. SUBTENANT, FOR ITSELF, AND ALL PERSONS CLAIMING THROUGH OR UNDER IT, HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS WHICH ARE OR MAY BE CONFERRED UPON SUBTENANT (A) BY ANY CURRENT OR FUTURE LAW, THE EFFECT OF WHICH WOULD GRANT A NEW TRIAL IN ANY ACTION FOR EJECTION UNDER ANY PROVISION OF LAW, AFTER REENTRY UPON THE SUBLEASE PREMISES, OR ANY PART THEREOF, BY SUBLANDLORD, OR (B) AFTER SERVICE OF ANY WARRANT TO DISPOSSESS OR JUDGMENT IN EJECTION. EACH OF SUBLANDLORD AND SUBTENANT HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUMMARY OR OTHER ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUBLEASE, THE RELATIONSHIP OF SUBLANDLORD AND SUBTENANT, THE SUBLEASE PREMISES, THE USE AND OCCUPANCY THEREOF, OR ANY CLAIM OF INJURY OR DAMAGES. SUBTENANT ADDITIONALLY HEREBY WAIVES ALL RIGHT TO ASSERT OR INTERPOSE A COUNTERCLAIM (OTHER THAN A COMPULSORY COUNTERCLAIM) IN ANY PROCEEDING OR ACTION TO RECOVER OR OBTAIN POSSESSION OF THE SUBLEASE PREMISES.

30.    Counterparts. This Sublease may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original and all of which when taken together shall constitute but one and the same instrument. To facilitate execution, facsimile signatures shall be considered binding on the Parties; provided originals thereof are executed, delivered, and received promptly thereafter. Notwithstanding the foregoing, non-receipt of any original counterpart shall not affect the validity or enforceability of this Sublease, which shall attach upon receipt of a facsimile counterpart, as provided hereunder.

31.    Exhibits and Schedules. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Sublease.

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32.    Entire Agreement. This Sublease, including any exhibits or schedules hereto, contains the entire understanding among the Parties and supersedes any prior understanding or agreement between them respecting the within subject matter. There are no representations, warranties, agreements, arrangements, or understandings, oral or written, between or among the Parties relating to the subject matter of this Sublease which are not fully expressed herein.

33.    Effectiveness. This Sublease shall not be effective unless and until it has been signed by Sublandlord and Subtenant.

34.    Prime Landlord’s Consent. Pursuant to Section 11.6 of the Prime Lease, Prime Landlord’s consent to this Sublease is not required inasmuch as Subtenant and Tenant are “Affiliates,” as defined in Section 11.6 of the Prime Lease, and therefore this Sublease constitutes a “Permitted Transfer” under the Prime Lease.

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Signature Page to Sublease Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Sublease to be executed as of the day and year first above written.

ELEVATEBIO MANAGEMENT, INC.

By:	/s/ Bhakti Bhargava
	Name:	Bhakti Bhargava
	Title:	VP Finance

ALLOVIR, INC.

By:	/s/ Brett Hagen
	Name:	Brett Hagen
	Title:	Chief Accounting Officer

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EXHIBIT A

The Prime Lease (Attached)

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EXHIBIT B

The Sublease Premises

LANDLORD'S WORK PLAN

© Copyright Arrowstreet Inc.

LEGEND

Tenant Premises - Tenant 500, Fifth Floor

MITIMCo
ARROWSTREET

Premises Plan
139 Main Street | **Tenant 500**
Cambridge, Massachusetts | 16 November 2018